Exhibit 10.1

June 11, 2010

Steve Hogge

20475 Natures Way

Colfax, CA 95713

Dear Steve,

On behalf of Power-One, Inc. (“Power-One”) I am pleased to provide you with an offer of employment as described herein. Your employment start date will be as soon as possible as mutually agreed upon. However, in no case shall the start date be later than Monday, July 19, 2010 without prior consent from Power-One.

Position

Your title will be President, Power Solutions and you will be responsible for Power-One’s global power solutions business division. You will report directly to Richard Thompson, President and CEO. The position is currently based in our Campbell, California facility and extensive worldwide travel is expected.

Base Pay

Your starting base salary will be $335,000.00 which will be paid bi-weekly at a rate of $12,884.62 pursuant to our standard payroll practices.

Management Incentive Plan

You will be eligible to participate in the Power-One 2010 Management Incentive Plan (“Plan”) at a target payout rate of 60% of your base annual salary, prorated based upon your start date. The Plan allows for payouts above the target based on actual results.

You may earn an incentive payout based upon the achievement of the predetermined financial objectives of Power-One. Power-One must achieve a minimum predetermined financial result as described in the Plan before any payout can be earned. Once you join the company, you will receive more information about Power-One’s financial objectives under the 2010 Plan.

Any payout under the Plan will be made following the end of the Plan year and no later than March 15, 2011. Participants must be employed as of the payout date in order to receive a payout. Your payout, if any, will be pro-rated based on your actual start date. Eligibility to participate in the Plan does not guarantee or imply a payout will be earned and paid, nor does it guarantee your participation in any future incentive plan. Payouts under the Plan are based upon the achievement of actual results against predetermined objectives and are not guaranteed. Power One reserves the right to modify or terminate the Plan at any time at its sole and absolute discretion and is not required to replace the Plan with some other form of bonus or incentive for Plan participants.

Corporate Human Resources
740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 987-5212 • www.power-one.com

Steve Hogge Offer

Car Allowance

You will receive an automobile allowance of $150.00 per week (on an annualized basis, this is equivalent to $7,800.00 gross). This allowance is intended to reimburse you for all expenses incurred while using your personal vehicle for company business. In order to receive this allowance, you must maintain a minimum of $300,000 personal liability insurance coverage on your vehicles at all times. Proof of this coverage must be submitted annually to Human Resources.

One Time Sign-On and Relocation Bonus

You will receive a $100,000.00 (one hundred thousand dollars) one time lump-sum amount that will be paid within 30 days of your execution of a repayment agreement you will receive upon your start date but will not be earned until the second anniversary of your start date, unless your employment is terminated other than for cause by Power-One prior to that date. The agreement to pay a sign-on and relocation bonus that is not fully earned until your second anniversary is not a contract to employ you for two years and does not alter our “at-will” relationship. Should you voluntarily terminate your employment with Power-One within two years of your start date, you hereby acknowledge and agree that you are required to repay a pro-rata portion of the bonus amount.

Stock Incentive Plan

You will be granted (i) a non-qualified stock option to purchase 100,000 (one hundred thousand) shares of Power-One common stock at an exercise price equal to the closing price of the stock on the date of the grant (Award Date) and (ii) 100,000 (one hundred thousand) Restricted Stock Units (RSUs), each representing a future right to own one share of Power-One common stock for each RSU that vests.

The Award Date of your stock options and RSUs will be your start date. Both the stock options and the RSU’s expire ten (10) years after the Award Date and they each vest over a term of four years at a rate of 25% annually on the first, second, third and fourth anniversaries of the Award Date. You will be responsible for the payment of any income taxes resulting from the vesting or your exercise of the grants. You will receive a stock award agreement and your awards will be subject to the terms and conditions of the Power-One, Inc. 2004 Stock Incentive Plan (“Stock Plan”). You will receive detailed information about the Stock Plan and an award agreement document under separate cover after your start date.

Section 16 Officer

Upon commencement of your employment, Power-One will enter into the standard form of Senior Executive Change in Control Agreement and the standard form of Officer’s Indemnification Agreement with you.

Corporate Human Resources
740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 987-5212 • www.power-one.com

Steve Hogge Offer

Benefits

In addition to the above, you are also eligible to participate in benefit plans offered to Power-One’s employees, including the following:

•                  medical, dental and vision plans including the supplemental plan for executives which covers out of pocket expenses for covered medical and dental costs up to $10,000 annually (the $10,000 cap is effective for 2010)

•                  life insurance at two and a half times your annual salary (limited to $500,000.00 without medical certification and $750,000.00 with medical certification, not to exceed 2.5 times base salary);

•                  supplemental life insurance at your sole discretion and cost;

•                  short-term and long-term disability coverage;

•                  a paid annual physical exam pursuant to Power-One’s policy for executives;

•                  Paid Time Off (see “PTO” section below)

•                  401(k) Plan: Power-One’s matching contribution is 75 cents for every dollar the employee saves, up to 2% of their pay and 50 cents for every dollar they save thereafter, up to the next 5% of their pay, for a total partial matching contribution of up to 7% of pay. (The employer matching rates are subject to change and will be evaluated on an annual basis).

Certain of the above benefits are provided at no additional cost to you. Other benefits are selected at your option and will involve some contribution based on the nature and level of benefit(s) selected. All of these benefits are administered in accordance with the plan provisions on file in the Human Resources office, and most become effective on the date of hire. Power-One reserves the right to modify benefits at its discretion.

PTO

You will accrue a PTO benefit each payroll period, when annualized equates to four (4) week’s vacation per year. Please be advised that Power-One generally carries out a year-end business closure of several of its global facilities for up two weeks commencing late December. You may take this time off as unpaid or utilize any amount of accrued PTO that you may have at that time to cover this period.

Confidential and Proprietary Information

Power-One prides itself on respecting the confidential and proprietary information of other companies. It is our policy that new employees may not bring with them to Power-One any documents or records from a former employer. We ask that prior to joining Power-One you destroy and/or return to your former employer any and all information and documents that you may have in your possession. Upon employment with Power-One, you will be required to execute agreements that include provision governing your use and disclosure of Power-One’s confidential information during and after your employment with Power-One.

Corporate Human Resources
740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 987-5212 • www.power-one.com

Steve Hogge Offer

At Will Employment

Notwithstanding any term in this offer letter to the contrary, your employment with Power-One is “at will” and both you and Power-One are entitled to terminate your employment any time, with or without cause. This offer is not intended to be, nor should it be interpreted as, a contract of employment. This offer of employment is specifically contingent upon favorable results of your background and credit check and your drug screening.

We are very excited about the prospect of working with you. We believe that you will be an asset to Power-One and hope that you will accept this offer of employment.

We look forward to your acceptance of our offer by returning a signed copy of this letter to me via fax (805) 987-5212, scanned email or regular US mail no later than close of business Friday, June 18, 2010 at which time this offer shall expire.

If you have any further questions please don’t hesitate to contact me at my office (805) 383-5885 or my mobile (805) 444-5957.

Congratulations, and welcome to Power-One!

Sincerely,

/s/ Martin Holtzman
Martin Holtzman
Vice President, Human Resources

Cc:	Richard Thompson, Power-One
David Nosal, Nosal Partners

Accepted:

Signed:	/s/ [ILLEGIBLE]	Date:	6/16/2010

Anticipated Start Date:	July 15, 2010

Corporate Human Resources
740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 987-5212 • www.power-one.com